UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 10, 2010

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 1-10352

Delaware	59-2758596

(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway
Livingston, New Jersey	07039

(Address of principal	Zip Code
executive offices)

Registrant’s telephone number, including area code: (973) 994-3999

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 10, 2010, management of Columbia Laboratories, Inc. (the “Company”) concluded, and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) confirmed, that the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2009 (the “Annual Report”), the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q/A for the period ended March 31, 2010, and the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2010, and September 30, 2010 (collectively, the “Quarterly Reports”), should no longer be relied upon for the reason set forth below.

In connection with a review of the Company's Annual Report among the Audit Committee and the Company's management, with the assistance of BDO USA, LLP (“BDO”), the Company's independent registered public accounting firm, and the Company's outside legal advisors, the Company has reassessed the accounting classification of certain warrants issued by the Company in October 2009  governed by ASC 815 "Derivatives and Hedging - Contracts in Entity's Own Equity,"  formerly known as Emerging Issues Task Force Issue 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (“ASC 815”). The review was conducted to respond to certain comments raised by the Staff of the Securities and Exchange Commission ("SEC") in connection with its periodic review of the Company's SEC filings.

The warrants at issue are warrants to purchase 5,450,000 shares of the Company’s common stock issued in October 2009 in a registered offering of common stock and warrants (the “Warrants”). The Warrants expire in April 2015 and are exercisable at an exercise price of $1.52 per share.

The Company has historically accounted for its warrants, which prior to October 2009 were issued in private offerings, as equity instruments. The Warrants generally provide that, in the event the related registration statement is not available for the issuance of the Warrant shares, the holder may exercise the Warrant on a cashless basis (i.e., applying a portion of the Warrant shares to the payment of the exercise price). However, notwithstanding the availability of cashless exercise, ASC 815, as interpreted, appears to establish a presumption that, in the absence of express language to the contrary, warrants providing for the issuance of registered shares may be subject to net cash settlement if the issuer fails to deliver such shares, as it is not within the absolute control of the Company to provide registered shares in all circumstances. Net cash settlement would involve paying the holder of the Warrant the value of the Warrant shares after deducting the exercise price in lieu of issuing shares of common stock. After extensive discussion, the Company's management and BDO concluded that, although the interpretation and applicability of ASC 815 as it relates to registered warrants is complex, it should be applied based on a strict reading of the authoritative literature without regard to any evaluation of remoteness or probability.

Applying such a strict reading, the Audit Committee, together with management and in consultation with BDO, determined that, notwithstanding the highly-remote and theoretical possibility of net cash settlement, the Warrants identified above should have been recorded as liabilities, measured at fair value on the date of issue, with changes in the fair values recognized in the Company's quarterly statement of operations in its Annual Report and Quarterly Reports. Accordingly, the Audit Committee has also concluded on December 10, 2010 that the Company's previously-filed consolidated financial statements for the fiscal year ended December 31, 2009 on Form 10-K/A; BDO’s reports on the financial statements and the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2009; each of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q/A or 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010; and all related earnings releases and similar communications issued by the Company with respect to the foregoing, should no longer be relied upon. The Company's management and the Audit Committee are assessing the effect of the pending restatements on the Company's internal control over financial reporting and its disclosure controls and procedures.

The Company anticipates filing, on or before December 31, 2010, an amended Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and amended Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, each with restated financial statements reflecting the reclassification of the Warrants identified above.

The revaluation of the Warrants at each subsequent balance sheet date to fair value, will result in a change in the carrying value of the liability, which change will be recorded as "Change in fair value of common stock warrant liability" in the consolidated statement of operations. Volatility in the closing price of the Company’s common stock on future measurement dates could result in a material change in the carrying value of the liability.

The restatements that are being implemented will reflect the reclassification of the Warrants from equity to a liability in an amount equal to the fair value of the Warrants, as of the date of issuance, which fair value calculated using the Black Scholes option pricing model is approximately $4 million. The effect of the restatements on the consolidated statement of operations was immaterial for the above-mentioned periods. The restatements will have no impact on amounts previously reported for Assets; Revenues; Operating Expenses; Cash Flows; Accounts Payables; and Contractual Obligations. The restatements have no effect on the Company's development programs, including Prochieve® 8% for the prevention of preterm birth, or business strategy.

The Company’s Audit Committee and management have discussed the matters in this Current Report Form 8-K with its independent registered public accounting firm, BDO USA, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORES, INC.

Date: December 15, 2010	/s/ Lawrence A. Gyenes
Lawrence A. Gyenes Senior Vice President, Chief Financial Officer & Treasurer